As filed with the Securities and Exchange Commission on February 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MACERICH COMPANY

(Exact name of registrant as specified in its charter)

Maryland	95-4448705
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

(Address of principal executive offices, including zip code)

The Macerich Company Sign-On LTIP Inducement Unit Award Agreement (Service-Based)

The Macerich Company 2024 LTIP Inducement Unit Award Agreement (Service-Based)

The Macerich Company 2024 LTIP Inducement Unit Award Agreement (Performance-Based)

(Full title of the plan)

Ann C. Menard

Senior Executive Vice President,

Chief Legal Officer and Secretary

The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

(310) 394-6000

(Name and address of agent for service; telephone number, including area code, of agent for service)

Copies to:

Ettore A. Santucci, Esq.

David H. Roberts, Esq.

Caitlin R. Tompkins, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Tel: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 5, 2024, The Macerich Company (the “Company”) announced that Jackson Hsieh will be appointed to the role of Chief Executive Officer and President of the Company, effective as of March 1, 2024. This Registration Statement on Form S-8 is being filed to register shares of the Company’s common stock, par value $0.01 per share (“common stock”), issuable to Mr. Hsieh pursuant to the inducement awards described below that will be granted effective March 1, 2024 contingent upon Mr. Hsieh’s commencement of employment (collectively, the “Inducement Awards”):

•	a sign-on equity grant of Company Long-Term Incentive (“LTIP”) units having a grant date fair value equal to $5,000,000, which award is subject to time-based vesting;

•	an annual equity grant of LTIP units having a grant date fair value equal to $2,275,000, which award is subject to time-based vesting; and

•

an annual equity grant of LTIP units having a grant date fair value equal to $4,225,000, which award is subject to performance-based vesting pursuant to which up to 225% of the initially granted LTIP units may be earned at maximum performance.

The Inducement Awards were approved by the Company’s board of directors and were granted outside of The Macerich Company 2003 Equity Incentive Plan (as amended and restated, the “Equity Plan”) in reliance on New York Stock Exchange (the “NYSE”) Listing Rule 303A.08, which exempts “employment inducement grants” from the general requirement under the NYSE Listing Rules that all equity compensation plans be approved by stockholders.

Each of the Inducement Awards are subject to the terms of the applicable award agreement and will generally have the same terms and conditions as LTIP units granted under the Company’s Long-Term Incentive Program and the Equity Plan. Upon the occurrence of specified events and subject to the satisfaction of applicable vesting conditions, any LTIP units earned pursuant to the Inducement Awards (after conversion into common units of The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”)) are ultimately redeemable for shares of the Company’s common stock, or cash at the Company’s option, on a one-unit for one-share basis. This Registration Statement on Form S-8 assumes, with respect to the shares of common stock that may be issued hereunder, that maximum performance is achieved for the portion of the Inducement Awards subject to performance-based vesting.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to Mr. Hsieh, as the recipient of the Inducement Awards, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and is not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 26, 2024;

•	the Company’s Current Reports on Form 8-K filed with the Commission on February 5, 2024 and February 23, 2024;

•

the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November  13, 1998, as updated by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 26, 2024, including any amendment and reports filed for the purpose of updating such descriptions; and

•

all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except as to any portion of any future report or document that is deemed furnished and not filed in accordance with the Commission’s rules.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsels.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty which is established by a final judgment and is material to that cause of action, or (2) actual receipt of an improper benefit or profit in money, property or services. The Company’s Articles of Amendment and Restatement, as further amended, corrected and supplemented (the “Charter”) includes a provision that eliminates the liability of the Company’s directors and officers to the Company and to its stockholders for money damages to the fullest extent permitted by the MGCL.

The Charter and the Company’s Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify its present and former officers and directors, whether serving the Company or at its request another entity, to the maximum extent permitted under the MGCL, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws also permit the Company, with the approval of the Company’s board of directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Charter and Bylaws provide that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met. The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless in either case, a court orders indemnification and then only for expenses. The Bylaws specify the procedures for indemnification and advance of expenses.

The partnership agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors similar to that provided to the Company’s officers and directors in the Charter and Bylaws, and includes limitations on the liability of the Company and its officers and directors to the Operating Partnership and its partners similar to those contained in the Charter and Bylaws.

The Company and the Operating Partnership have entered into indemnification agreements with the Company’s directors and certain of its executive officers. The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify those directors and executive officers to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses. The Company and the Operating Partnership must also indemnify and advance all expenses incurred by those directors and executive officers seeking to enforce their rights under the indemnification agreements, and cover them under the Company’s director’s and officer’s liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Charter and Bylaws and the partnership agreement, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Company’s board of directors, by the Company’s stockholders or by the partners of the Operating Partnership to eliminate the rights it provides.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of the Company (incorporated by reference as an exhibit to the Company’s Registration Statement on Form S-11, as amended (No. 33-68964)) (Filed in paper – hyperlink is not required pursuant to Rule 105 of Regulation S-T)

4.2	Articles Supplementary of the Company (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 30, 1995) (Filed in paper – hyperlink is not required pursuant to Rule 105 of Regulation S-T)

4.3	Articles Supplementary of the Company (with respect to the first paragraph) (incorporated by reference as an exhibit to the Company’s 1998 Form 10-K)

4.4	Articles Supplementary of the Company (Series D Preferred Stock) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date July 26, 2002)

4.5	Articles Supplementary of the Company (incorporated by reference as an exhibit to the Company’s Registration Statement on Form S-3, as amended (No. 333-88718))

4.6	Articles of Amendment of the Company, as corrected by a Certificate of Correction (Declassification of Board) (incorporated by reference as an exhibit to the Company’s 2008 Form 10-K)

4.7	Articles Supplementary of the Company (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date February 5, 2009)

4.8	Articles of Amendment of the Company (Increased Authorized Shares) (incorporated by reference as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009)

4.9	Articles of Amendment of the Company (To Eliminate the Supermajority Vote Requirement to Amend the Charter and to Clarify a Reference in Article NINTH) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 30, 2014)

4.10	Articles Supplementary of the Company (Election to be Subject to Section 3-803 of the MGCL) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date March 17, 2015)

4.11	Articles Supplementary of the Company (Designation of Series E Preferred Stock) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date March 18, 2015)

4.12	Articles Supplementary of the Company (Reclassification of Series E Preferred Stock to Preferred Stock) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 7, 2015)

4.13	Articles Supplementary of the Company (Repeal of Election to be Subject to Section 3-803 of the MGCL) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 28, 2015)

4.14	Articles Supplementary of the Company (Opting Out of Provisions of Subtitle 8 of Title 3 of the MGCL (MUTA Provisions)) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date April 24, 2019)

4.15	Articles of Amendment of the Company (Increased Authorized Shares) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 28, 2021)

4.16	Amended and Restated Bylaws of the Company (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date January 26, 2023)

5.1*	Opinion of Venable LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Venable LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

99.1*	Form of The Macerich Company Sign-On LTIP Inducement Unit Award Agreement (Service-Based)

99.2*	Form of The Macerich Company 2024 LTIP Inducement Unit Award Agreement (Service-Based)

99.3*	Form of The Macerich Company 2024 LTIP Inducement Unit Award Agreement (Performance-Based)

107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement (the “Registration Statement”) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 29th day of February, 2024.

THE MACERICH COMPANY

By:	/s/ THOMAS E. O’HERN
Thomas E. O’Hern
Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of The Macerich Company, and each of us, do hereby constitute and appoint Scott W. Kingsmore and Ann C. Menard, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically but without limitation, the power and authority to sign for us and any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ THOMAS E. O’HERN Thomas E. O’Hern	Chief Executive Officer and Director (Principal Executive Officer)	February 29, 2024

/s/ EDWARD C. COPPOLA Edward C. Coppola	President and Director	February 29, 2024

/s/ PEGGY ALFORD Peggy Alford	Director	February 29, 2024

/s/ ERIC K. BRANDT Eric K. Brandt	Director	February 29, 2024

/s/ STEVEN R. HASH Steven R. Hash	Chairman of Board of Directors	February 29, 2024

/s/ ENRIQUE HERNANDEZ, JR. Enrique Hernandez, Jr.	Director	February 29, 2024

/s/ DANIEL J. HIRSCH Daniel J. Hirsch	Director	February 29, 2024

/s/ MARIANNE LOWENTHAL Marianne Lowenthal	Director	February 29, 2024

/s/ ANDREA M. STEPHEN Andrea M. Stephen	Director	February 29, 2024

/s/ SCOTT W. KINGSMORE Scott W. Kingsmore	Senior Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	February 29, 2024

/s/ CHRISTOPHER J. ZECCHINI Christopher J. Zecchini	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 29, 2024